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MCN INVESTMENT CORPORATION AND SUBSIDIARIES                         EXHIBIT 12-2
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLARS IN THOUSANDS)

                                                              TWELVE MONTHS       TWELVE MONTHS        TWELVE MONTHS
                                                                  ENDED               ENDED                ENDED
                                                              JUNE 30, 1997       DECEMBER 31, 1996    DECEMBER 31, 1995
                                                              -------------       -----------------    -----------------
  EARNINGS AS DEFINED (1) (4)
  Pre-tax income (2)                                          $      38,241       $          21,899    $          13,163
  Fixed charges (3)                                                  52,831                  41,628               24,748
                                                              -------------       -----------------    -----------------
       Earnings as defined                                    $      91,072       $          63,527    $          37,911
                                                              =============       =================    =================
  FIXED CHARGES AS DEFINED (1)  (4)
  Interest, expensed                                          $      51,507       $          40,523    $          24,151
  Interest, capitalized                                              11,218                   8,002                5,895
  Amortization of debt discounts, premium
       and expense                                                    1,113                     982                  520
  Interest implicit in rentals                                          211                     123                   77
                                                              -------------       -----------------    -----------------
       Fixed charges as defined                               $      64,049       $          49,630    $          30,643
                                                              =============       =================    =================
  Ratio of Earnings to Fixed Charges                                   1.42                    1.28                 1.24
                                                              =============       =================    =================



  (1)  Earnings and fixed charges are defined and computed in accordance with
       Item 503 of Regulation S-K.

  (2) This amount represents the aggregate of (a) the pre-tax income from continuing operations of MCN Investment and its majority-owned subsidiaries, (b) MCN Investment's share of pre-tax income of its 50% owned companies, and (c) any income actually received from less than 50% owned companies.

  (3) Fixed charges added to earnings are adjusted to exclude interest capitalized during the period.

  (4) In June 1996, MCN completed the sale of The Genix Group, its computer operations subsidiary. For purposes of calculating the Ratio of Earnings to Fixed Charges, it has been classified as a discontinued operation and therefore excluded from the ratio for all periods presented.